                                                                     Exhibit 2.1


                           ASSET PURCHASE AGREEMENT

                                By and Between

                 OWENSBORO INVESTMENT COMPANY, INC., as Seller

                                      and

                       JUST FOR FEET, INC., as Purchaser


                          Dated as of March 17, 1997
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                                             TABLE OF CONTENTS

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ARTICLE I - Purchase and Sale of Assets...............................................................  1
     1.1   Assets to be Transferred...................................................................  1
     1.2   Excluded Assets............................................................................  1

ARTICLE II - Purchase Price, Payment and Allocation...................................................  2
     2.1   Purchase Price.............................................................................  2
     2.2   Payment....................................................................................  3
     2.3   Allocation of Purchase Price...............................................................  6
     2.4   Transfer Taxes.............................................................................  7

ARTICLE III - Assumption of Liabilities...............................................................  7

ARTICLE IV - Closing of Purchase and Sale.............................................................  7

ARTICLE V - Representations and Warranties of the Seller..............................................  7
     5.1   Corporate..................................................................................  7
     5.2   Authorization: Validity....................................................................  8
     5.3   No Violation...............................................................................  8
     5.4   Financial Statements.......................................................................  9
     5.5   Absence of Undisclosed Liabilities.........................................................  9
     5.6   Title to Properties; Encumbrances..........................................................  9
     5.7   Inventory.................................................................................. 10
     5.8   Compliance with Laws....................................................................... 10
     5.9   Litigation................................................................................. 10
     5.10  Contracts and Other Agreements............................................................. 10
     5.11  Real Estate................................................................................ 11
     5.12  Accounts and Notes Receivable.............................................................. 11
     5.13  Intellectual Property...................................................................... 11
     5.14  Broker's or Finder's Fees.................................................................. 11
     5.15  Employee Benefit Plans..................................................................... 11
     5.16  Labor Matters.............................................................................. 12
     5.17  Tax Matters................................................................................ 12
     5.18  Disclosure................................................................................. 12
     5.19  Investment Representation.................................................................. 12

ARTICLE VI - Representations and Warranties of the Purchaser.......................................... 13
     6.1   Due Incorporation and Qualification........................................................ 13
     6.2   Authorization.............................................................................. 13
     6.3   Non-Contravention.......................................................................... 13

                                                       -i-

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     6.4   Authority of the Purchaser................................................................. 14
     6.5   Litigation................................................................................. 14
     6.6   Broker's or Finder's Fees.................................................................. 14

ARTICLE VII - Covenants............................................................................... 14
     7.1   Conduct of Business........................................................................ 14
     7.2   Preservation of Business................................................................... 15
     7.3   Notice of Events........................................................................... 15
     7.4   Examinations and Inspections............................................................... 16
     7.5   Third Party Consents....................................................................... 16
     7.6   Properties................................................................................. 17
     7.7   Books and Records.......................................................................... 17
     7.8   Material Contracts......................................................................... 17
     7.9   Vacation Pay and Bonus Accruals............................................................ 17

ARTICLE VIII - Conditions Precedent to Obligation of Purchaser to Close............................... 17
     8.1   Representations and Covenants.............................................................. 17
     8.2   Litigation................................................................................. 17
     8.3   No Material Adverse Change................................................................. 17
     8.4   Good Standing Certificates, Etc............................................................ 18
     8.5   Consents................................................................................... 18
     8.6   Resolutions................................................................................ 18
     8.7   Governmental Permits and Approvals......................................................... 18
     8.8   Officer's Certificate...................................................................... 18
     8.9   Instruments of Transfer.................................................................... 18
     8.10  Opinion of Counsel to the Seller........................................................... 18
     8.11  Athletic Attic and Premium Sports Transactions............................................. 18
     8.12  Other Documents............................................................................ 19
     8.13  Employees.................................................................................. 19

ARTICLE IX - Conditions Precedent to Obligation of Seller to Close.................................... 19
     9.1   Representations and Warranties............................................................. 19
     9.2   Litigation................................................................................. 19
     9.3   Governmental Permits and Approvals......................................................... 19
     9.4   Resolutions................................................................................ 19
     9.5   Good Standing Certificates, Etc............................................................ 20
     9.6   Consents................................................................................... 20
     9.7   Officer's Certificate...................................................................... 20
     9.8   Assumption Agreement....................................................................... 20
     9.9   Opinion of Counsel to the Purchaser........................................................ 20
     9.10  Other Documents............................................................................ 20
     9.11  Athletic Attic and Premium Sports Transactions............................................. 20
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                                                   -ii-
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ARTICLE X - Survival of Representations and Warranties; Indemnification............................... 21
     10.1  By the Seller.............................................................................. 21
     10.2  By Purchaser............................................................................... 21
     10.3  Survival Period of Representations and Warranties and Other Matters........................ 21
     10.4  Indemnification of Third-Party Claims...................................................... 22
     10.5  Payment.................................................................................... 23
     10.6  No Waiver.................................................................................. 23
     10.7  Adjustment of Liability.................................................................... 24

ARTICLE XI  Termination of Agreement.................................................................. 24
     11.1  Termination................................................................................ 24
     11.2  Post-Termination Obligations............................................................... 25

ARTICLE XII - Miscellaneous........................................................................... 25
     12.1  Closing of the Athletic Attic and Premium Transactions..................................... 25
     12.2  Compliance with Bulk Transfer Laws......................................................... 25
     12.3  Further Assurances......................................................................... 26
     12.4  Announcements.............................................................................. 26
     12.5  Assignment; Parties in Interest............................................................ 26
     12.6  Law Governing Agreement.................................................................... 26
     12.7  Amendment and Modification................................................................. 26
     12.8  Notice..................................................................................... 26
     12.9  Expenses................................................................................... 28
     12.10 Entire Agreement........................................................................... 28
     12.11 Counterparts............................................................................... 28
     12.12 Headings................................................................................... 28

                                                     -iii-
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

Exhibits
--------

Exhibit A  Form of Lockup Agreement
Exhibit B  Opinion of Counsel to Seller
Exhibit C  Opinion of Counsel to Purchaser


Schedules
---------

Schedule 1.1  Purchased Assets
Schedule 1.2  Excluded Assets
Schedule 5.3  No Violation
Schedule 5.4  Financial Statements
Schedule 5.10  Material Contracts of Seller
Schedule 5.11  Real Property and Leases
Schedule 5.13  Intellectual Property

                            ASSET PURCHASE AGREEMENT


     THIS AGREEMENT is made as of this 17th day of March, 1997, by and between JUST FOR FEET, INC., an Alabama corporation (the "Purchaser"), and OWENSBORO INVESTMENT COMPANY, INC., a Kentucky corporation (the "Seller").

                              W I T N E S S E T H:
                              - - - - - - - - - -

     WHEREAS, Purchaser desires to purchase from Seller and Seller desires to sell, transfer, assign, convey and deliver to Purchaser substantially all of the assets used in Seller's business of operating a retail athletic footwear and clothing business with locations in Louisville and Elizabethtown, Kentucky (the "Subject Business") and assume substantially all of the liabilities in connection with the Subject Business, all upon the terms and conditions as hereinafter set forth.

     NOW, THEREFORE, in consideration of the mutual benefits to be derived, and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Purchaser and Seller agree as follows:


                                   ARTICLE I

                          Purchase and Sale of Assets
                          ---------------------------

     1.1   Assets to be Transferred. Subject to the terms and conditions of this
           ------------------------
Agreement, at the Closing (as defined in Article IV) Seller will sell, transfer, assign, convey and deliver to Purchaser, and Purchaser will purchase from Seller the assets, rights and properties described on Schedule 1.1 attached hereto, but in each case excluding those assets described in Section 1.2 (hereinafter collectively referred to as the "Purchased Assets").

     1.2   Excluded Assets.  The parties to this Agreement expressly acknowledge
           ---------------
and agree that there shall be excluded from the assets, rights and properties to be transferred to the Purchaser hereunder the assets, rights and properties described below and those assets, rights and properties described on Schedule
1.2 attached hereto (hereinafter collectively referred to as the "Excluded Assets"):

           (a) All cash, cash equivalents and overdrafts of the Subject
Business;

           (b) Any books, records or files that do not relate to the Purchased Assets or the Subject Business;

           (c) Seller's corporate minute books and tax records, and working papers relating thereto;

           (d) Any claim, right or interest of Seller in or to any refund for federal, state or local income or other taxes of any nature whatsoever relating to periods prior to the close of business on the Closing Date; and

           (e) All other assets of Seller, whether real or personal, tangible or intangible, not identified in Section 1.1.


                                  ARTICLE II

                     Purchase Price, Payment and Allocation
                     --------------------------------------

     2.1   Purchase Price.
           --------------

           2.1(a) The purchase price to be paid by Purchaser for the Purchased Assets shall be FOUR MILLION FIVE HUNDRED THOUSAND AND NO/100THS DOLLARS ($4,500,000.00) plus the value of the inventory of Seller as of the Closing Date
                ----
(based on Seller's inventory records and valued at the lower of cost or fair market value and adjusted to the extent necessary in accordance with Section 2.1(b) below) (collectively, the "Purchase Price").

           2.1(b) Notwithstanding the actual value (based on the lower of cost or fair market value) of the inventory of the Seller as of the Closing Date, if the total value of the inventory does not exceed the total value of accounts payable assumed under Article III hereof by at least $250,000 (the "Inventory Excess Amount"), Purchaser shall be entitled to reduce the amount payable for inventory hereunder on a dollar for dollar basis by the amount that such Inventory Excess Amount is less than $250,000.

           2.1(c) At Closing, Seller shall estimate the value of Seller's inventory as of the Closing Date (the "Estimated Inventory Value") and Purchaser shall issue and deliver to Seller shares of JFF Stock, determined in accordance with Section 2.2 hereof, equal in number to the amount determined by dividing
(i) $4,500,000 plus ninety percent (90%) of the Estimated Inventory Value by
(ii) the Average Closing Bid Price (as defined below). Either on or before the Closing Date (and if not on or before the Closing Date, no later than five (5) days after the Closing Date), an actual physical count shall be taken of Seller's inventory which physical count shall be reconciled to the actual value of Seller's inventory as of the Closing Date. If the value of Seller's inventory resulting from such physical count reveals an inventory amount greater than the Estimated Inventory Value, then Purchaser shall promptly cause to be issued to Seller additional shares of JFF Stock equal in number to the value of such difference divided by the Average Closing Bid Price. If such physical count shows an inventory value less than the Estimated Inventory Value, Seller shall be obligated to return to Purchaser shares of JFF Stock equal in number to the value of such difference divided by the Average Closing Bid Price. Any shares of JFF Stock required to be paid to Seller or returned to Purchaser pursuant to this Section 2.1(c) shall be Registrable Securities.

           2.1(d) Any disagreements concerning the calculation of the inventory valuation provided for in Section 2.1(c) above shall be settled by the final determination of a "Big Six" accounting firm (or such other accounting firm as the parties hereto may mutually agree upon), as agreed to between the parties hereto, that is not then performing any services for either party, provided that if no agreement is reached by Purchaser and Seller on such a firm, Price Waterhouse shall be designated as such accounting firm for purposes hereof. The costs and expenses incurred in engaging such accounting firm shall be borne equally by the Purchaser and Seller.

     2.2   Payment.  Upon the terms and subject to the conditions set forth in
           -------
this Agreement, the Purchaser, at the Closing, shall pay to Seller the Purchase Price as follows:

           (i) Purchaser shall pay the Purchase Price to Seller in an amount of common stock of the Purchaser ("JFF Stock") equal in value, as determined hereunder, to the amount of the Purchase Price. The number of shares (with any resulting fractional amount to be paid in cash to the Seller) of JFF Stock shall be determined by dividing the Purchase Price by the average Closing Bid Price (as defined below) of the JFF Stock for the ten (10) Trading Days (as defined below) immediately preceding the Closing Date (hereinafter the "Average Closing Bid Price"). A "Trading Day" shall mean a day in which JFF Stock was traded on the Nasdaq National Market System and the "Closing Bid Price" of JFF Stock shall be the Closing Bid Price for JFF Stock as reported in the principal consolidated transaction reporting system with respect to securities listed on the Nasdaq National Market Reporting System for that day. The JFF Stock will be issued hereunder consistent with the provisions of Section 2.1 and will be subject to the restrictions and provisions set forth in Section 2.2(ii) and (iii) below;

           (ii) $1,500,000 in value of the JFF Stock delivered as Purchase Price consideration shall not be subject to the registration requirement set forth in
Section 2.2(iii) below and at Closing, the Seller shall execute and deliver to Purchaser a Lock Up Agreement in the form attached as Exhibit A, pursuant to which such shares shall be restricted from transfer for a period of three (3) years following the Closing Date; provided that transfers following any distribution by Seller of JFF Stock to the shareholders of Seller, John Gasser ("J. Gasser") and Steven Gasser ("S. Gasser," and collectively with J. Gasser, the "Gassers"), to members of their immediate family or trusts for their benefit shall be permitted, subject to such transfer restriction; and

           (iii)   (a)   Certain Definitions.  As used in this Agreement,
                         -------------------
the following terms shall have the following respective meanings:

                   1. The terms "register", "registered" and "registration" refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (as defined below), and the declaration or ordering of effectiveness of such registration statement.

                   2. "Registrable Securities" means (i) the shares of JFF Stock issued hereunder which are not covered by Section 2.2(ii) above (the "Registrable Shares"), and (ii) any other shares of Purchaser's Common Stock issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or exchange for or replacement of the Registrable Shares.

                   3. "Non-Registrable Securities" means (i) the shares of JFF Stock issued hereunder which are covered by Section 2.2(ii) above (the "Non-Registrable Shares"), and (ii) any other shares of Purchaser's Common Stock issued as (or issuable upon conversion or exercise of any warrant, right or other security which is issued as) a dividend or other distribution with respect to or exchange for or replacement of the Non-Registrable Shares.

                   4. "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules or regulations of the SEC promulgated thereunder, all as the same shall be in effect at the time.

                   5. "SEC" shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

           (b) Registration on Form S-3.  Not later than forty-five (45) days
               ------------------------
following the Closing Date, Purchaser agrees to prepare and file with the SEC a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") and proceed to use reasonable efforts to obtain all such qualifications and compliances as may reasonably be requested by the Seller and as would permit or facilitate the resale by the Seller of all of the Registrable Securities; provided, however, that if Purchaser shall furnish to Seller a certificate signed by the President of Purchaser stating that in the good faith judgment of the Board of Directors of Purchaser, it would be seriously detrimental to Purchaser and its stockholders for such registration to be effected at such time, Purchaser shall have the right to defer the filing of the Registration Statement for a period of not more than thirty (30) days.

           (c) Obligations of Purchaser.  In connection with the registration,
               ------------------------
Purchaser shall (i) prepare and file the Registration Statement with the SEC, and use its good faith efforts to cause the Registration Statement to become effective and to remain effective until the earlier of the resale of all the Registrable Securities so registered or one hundred eighty (180) days subsequent to the effective date of such Registration Statement; (ii) prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection therewith as may be necessary to make and to keep the Registration Statement effective and to comply with the provisions of the Securities Act with respect to the resale of the Registrable Securities until the earlier of the resale of all the Registrable Securities so registered or one hundred eighty (180) days subsequent to the effective date of the Registration Statement; (iii) furnish to Seller such number of copies of any prospectus (including any preliminary prospectus and any amended or supplemented prospectus), in conformity with the requirements of the Securities Act, as

Seller may reasonably request in order to effect the resale of the Registrable Securities; (iv) use its good faith efforts to register or qualify the Registrable Securities covered by the Registration Statement under the securities or blue sky laws of such states as Seller shall reasonably request, maintain any such registration or qualification current until the earlier of the resale of all the Registrable Securities so registered or one hundred eighty
(180) days subsequent to the effective date of the Registration Statement, and take any and all other actions either necessary or advisable to enable Seller to consummate the public resale of the Registrable Securities in jurisdictions where the Seller desires to effect such resales; and (v) take other actions reasonably necessary or desirable to permit the Registrable Securities to be registered and sold in accordance herewith.

           (d) Expenses of Registration.  Purchaser shall pay all of the
               ------------------------
reasonable out-of-pocket expenses incurred in connection with the Registration Statement prepared and filed pursuant to this Section 2.2(iii), including, without limitation, all SEC and blue sky registration and filing fees, printing expenses, transfer agent and registrar fees, the fees and disbursements of Purchaser's outside counsel and independent accountants including expenses incurred in connection with any special audits incidental to or required by such registration. Any underwriting discounts, fees and disbursements of counsel to the Seller, selling commissions and stock transfer taxes applicable to the Registrable Securities registered on behalf of Seller shall be borne by Seller.

           (e)   Indemnification.
                 ---------------

                 1. Purchaser will indemnify Seller and each person controlling Seller within the meaning of Section 15 of the Securities Act and each underwriter, if any, of the Registrable Securities covered by the Registration Statement, with respect to any registration, qualification or compliance which has been effected pursuant to this Agreement, against all expenses, claims, losses, damages or liabilities (or actions in respect thereof), including any of the foregoing incurred in settlement of any litigation, commenced or threatened, arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any registration statement, prospectus, offering circular or other document, or any amendment or supplement thereto, incident to any such registration, qualification or compliance, or based on any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances in which they were made, not misleading, or any violation by Purchaser of any rule or regulation promulgated under the Securities Act applicable to Purchaser in connection with any such registration, qualification or compliance, and Purchaser will reimburse Seller and each person controlling Seller for any legal and any other expenses reasonably incurred in connection with investigating, preparing or defending any such claim, loss, damage, liability or action, provided that Purchaser will not be liable in any such case to the extent that any such claim, loss, damage, liability or expense arises out of or is based on any untrue statement or omission or alleged untrue statement or omission, made in reliance upon and in conformity with written information furnished to Purchaser by Seller or controlling person of Seller seeking indemnification.

                 2. Seller will indemnify Purchaser, each of its directors and officers and each underwriter, if any, of the Registrable Securities covered by the Registration Statement and each person who controls Purchaser or such underwriters within the meaning of Section 15 of the Securities Act, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in the Registration Statement, prospectus, offering circular or other document, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse Purchaser, such directors, officers or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in the Registration Statement, prospectus, offering circular or other document solely in reliance upon and in conformity with written information furnished to Purchaser by Seller, provided that in no event shall any indemnity under this subsection exceed the gross proceeds received by Seller from the sale of any of the Registrable Securities.

           (f) Covenants with Respect to the Non-Registrable Securities.  With a
               --------------------------------------------------------
view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Non-Registrable Securities to the public without registration, at all times from and after the third anniversary of the Closing Date Purchaser agrees to:

           1. Make and keep public information available concerning the Purchaser, as those terms are understood and defined in Rule 144 under the Securities Act;

           2. File with the SEC in a timely manner all reports and other documents required of Purchaser under the Securities Act and the Exchange Act; and

           3. So long as Seller owns any Non-Registrable Securities, furnish to Seller forthwith upon request a written statement by Purchaser as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, (i) an opinion of counsel addressed to the Purchaser's transfer agent necessary to the effect the transfer of any and all Non-Registrable Securities sold by the Seller; and (ii) a copy of the most recent annual or quarterly report of Purchaser, and such other reports and documents of Purchaser, and such other reports and documents so filed as Seller may reasonably request in availing itself of any rule or regulation of the SEC allowing Seller to sell any such Non-Registerable Securities without registration.

     2.3   Allocation of Purchase Price.  The parties hereto acknowledge and
           ----------------------------
agree that the transactions contemplated hereunder must be reported in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"). The parties hereto agree to report the transactions contemplated hereunder for all purposes in accordance with the Purchase Price allocation reasonably determined by Purchaser in accordance with the reporting requirements of applicable law. The parties hereto agree to share information and to cooperate to the extent necessary to permit the transactions to be properly, timely, and consistently reported in accordance with Section 1060 of the Code and the regulations promulgated thereunder.

     2.4   Transfer Taxes.  In addition to the payment of the Purchase Price,
           --------------
Purchaser shall pay all sales and transfer taxes, if any, imposed upon the sale and transfer of the Purchased Assets provided herein. Purchaser shall obtain and furnish to Seller all required resale or other exemption certificates with respect to the Purchased Assets hereunder.


                                  ARTICLE III

                           Assumption of Liabilities
                           -------------------------

     In addition to the payment of the Purchase Price, on and effective as of the Closing Date, the Purchaser shall by written instrument assume and thereafter shall fully and timely pay, perform and discharge (collectively, the "Assumed Liabilities"): (i) all accounts payable liabilities incurred by Seller in the ordinary course of business when due in accordance with their terms, provided, that Purchaser shall not assume more than $350,000 in value of such accounts payable, and (ii) the existing real property leases for Seller's retail store locations in Louisville and Elizabethtown, Kentucky. The Assumed Liabilities shall not include any other liabilities of Seller.

                                  ARTICLE IV

                         Closing of Purchase and Sale
                         ----------------------------

     Closing of the purchase and sale provided for herein (the "Closing") shall take place at the offices of Smith, Gambrell & Russell, 3343 Peachtree Road, N.E., Suite 1800, Atlanta, Georgia on March 17, 1997 or at such other time and place as the parties shall mutually agree upon (the actual date such Closing takes place referred to herein as the "Closing Date").

                                   ARTICLE V

                  Representations and Warranties of the Seller
                  --------------------------------------------

     The Seller represents and warrants to the Purchaser the following (both as of the Closing Date and as of the date hereof):

     5.1   Corporate.
           ---------

           5.1(a) Organization.  Seller is a corporation duly organized, validly
                  ------------
existing and in good standing under the laws of the State of Kentucky. Seller was incorporated on June 14, 1983. No entity has ever merged with or been consolidated into Seller.

           5.1(b) Corporate Power. Seller has all requisite corporate power and
                  ---------------
authority to own, operate and lease its properties and to carry on its business as and where such is now being conducted.

           5.1(c) Qualification. Seller is duly licensed or qualified to do
                  -------------
business as a foreign corporation, and is in good standing, in all jurisdictions in which the nature of its business or the character of the properties owned or leased by it makes such licensing or qualification necessary.

           5.1(d) Subsidiaries. Seller does not own, directly or indirectly, any
                  ------------
capital stock, or other equity securities of any corporation or have any direct or indirect equity or other ownership interest in any entity or business.

           5.1(e) Corporate Documents, Etc. Copies of the certificate or
                  ------------------------
articles of incorporation and bylaws of Seller, including any amendments thereto, which have been delivered by the Seller to Purchaser are true, correct and complete copies of such instruments as presently in effect. The corporate minute book and stock records of Seller which have been furnished to Purchaser for inspection are true, correct and complete in all material respects and accurately reflect all material corporate action taken by Seller, including all transactions and actions with respect to the capital stock of Seller.

     5.2   Authorization: Validity. The execution and delivery of this Agreement
           -----------------------
and the other agreements, instruments and documents contemplated hereby (such other agreements, instruments and documents sometimes referred to herein as the "Ancillary Instruments") to be executed and delivered by Seller and full performance thereunder, have been duly authorized by the Board of Directors of Seller and no other or further corporate act on the part of such corporation is necessary therefor. The sole shareholders of Seller are the Gassers. This Agreement has been duly and validly executed and delivered by Seller and is, and when executed and delivered the Ancillary Instruments to be executed and delivered by Seller pursuant hereto will be, the legal, valid and binding obligation of such corporation, enforceable in accordance with its terms, except as such may be limited by bankruptcy, insolvency, reorganization or other laws affecting creditors' rights generally, and by general equitable principles.

     5.3   No Violation. Except as set forth on Schedule 5.3, no consent,
           ------------
authorization or approval of, or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in order to enable the Seller to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will:

           (a) be in violation of the articles of incorporation or bylaws of the Seller or constitute a breach of any evidence of indebtedness or agreement relating to the Subject Business to which the Seller is a party;

           (b) cause a default under any mortgage or deed of trust or other lien, charge or encumbrance to which any Purchased Asset is subject or under any contract relating to the Subject Business to which the Seller is a party, or permit the termination of any such contract by another person;

           (c) result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any Purchased Assets under any agreement or commitment to which the Seller is bound;

           (d) accelerate, or constitute an event entitling, or which would, on notice or lapse of time or both, entitle, the holder of any indebtedness of the Seller to accelerate the maturity of any such indebtedness;

           (e) conflict with or result in the breach of any writ, injunction or decree of any court or governmental instrumentality; or

           (f) violate any statute, law or regulation of any jurisdiction as such statute, law or regulation relates to the properties of the Subject Business.

     5.4   Financial Statements.  Attached as Schedule 5.4 is an unaudited
           --------------------
consolidated balance sheet of Seller dated December 31, 1996 (the "Balance Sheet Date"), together with the unaudited statement of earnings for the fiscal year ending December 31, 1996 (collectively, the "Financial Statements"). The Financial Statements were prepared from the books and records of the Subject Business in a manner consistent with the preparation of financial statements included within Seller's federal income tax return for calendar year 1995, and fairly present the financial condition of Seller as of the respective dates thereof on a basis consistent with that of prior periods.

     5.5   Absence of Undisclosed Liabilities.  All liabilities of the Seller
           ----------------------------------
with respect to the Subject Business and the Purchased Assets (whether accrued, absolute, contingent or otherwise and whether due or to become due) are set forth or adequately reserved against in the Financial Statements, except for liabilities incurred since the Balance Sheet Date in the ordinary course of business as theretofore conducted. The total of all liabilities in respect of accounts payable incurred in the ordinary course of business of Seller do not exceed, and as of the Closing Date will not exceed, $350,000 in value.

     5.6   Title to Properties; Encumbrances.  Except for assets and properties
           ---------------------------------
which have been sold or otherwise disposed of in the ordinary course of business, the Seller has good, valid and marketable title (except for leasehold interests, rights pursuant to easements, licenses and other interests of third parties specifically set forth on any schedule annexed hereto) to all its material properties and assets, including all properties and assets reflected in the Financial Statements and all other properties and assets purchased by the Seller since the Balance Sheet Date, in each case subject to no encumbrance, lien, charge or other restriction of any kind or character, except for (i) liens reflected in the Financial Statements, (ii) liens consisting of zoning or planning restrictions, easements, permits and other restrictions or limitations on the use of real property or irregularities in title thereto which do not materially detract from the value of such property or materially impair the use of such property by the Seller in the operation of the Subject Business, and
(iii) liens for current taxes, assessments or governmental charges or levies on property not yet due and delinquent (liens of the type described in clause (i), (ii) and (iii) above are hereinafter sometimes referred to as "Permitted Liens").

     5.7   Inventory.  The inventory shown on the Financial Statements or
           ---------
thereafter acquired (the "Inventory") consists of products saleable in the ordinary course of business as presently conducted by the Seller. The amounts at which the Inventory is carried on the Financial Statements fairly represent the cost (or market value if lower) thereof.

     5.8   Compliance with Laws.  With respect to the Subject Business, (i)
           --------------------
Seller has received no notice from any governmental authority that it is in violation of applicable laws and regulations, and (ii) Seller has not received any notification of past violations of such laws or regulations that could reasonably be expected to result in future material claims against it. Seller holds all licenses, permits, orders and approvals of any federal, state or local governmental or regulatory bodies that are material to or necessary for the conduct of the Subject Business (collectively "Permits"). All Permits are in full force and effect and no proceeding is pending or threatened to revoke or limit any Permit.

     5.9   Litigation.  There are no actions, suits or claims, or legal,
           ----------
administrative or arbitral proceedings or investigations pending or, to the best knowledge and belief of the Seller, threatened against or involving the Seller or any of its properties or assets with respect to the Subject Business.

     5.10  Contracts and Other Agreements. Schedule 5.10 annexed hereto contains
           ------------------------------
a complete and accurate list of all of the following contracts and other agreements with respect to the Subject Business to which the Seller is a party or by or to which it or its assets or properties are bound or subject:

           (i) contracts and other agreements with any current or former officer, director, or employee not cancelable without penalty on notice of thirty (30) days or less;

           (ii) contracts and other agreements with material suppliers of products sold or leased by Seller in the normal course of the Subject Business;

           (iii) contracts and other agreements relating to the borrowing of money; and

           (iv) any other contract or other agreement which the Seller reasonably believes is material to the Subject Business (other than those reflected on any of the other schedules to this Agreement). There have been delivered or made available to the Purchaser true and complete copies of all of the contracts and other agreements set forth on Schedule 5.10 or on any other schedule annexed hereto. All of such contracts and other agreements are valid and binding upon the Seller in accordance with their terms, and the Seller is not in material default under any such contracts.

     5.11  Real Estate.
           -----------

           (a) Seller does not own any real property.

           (b) Schedule 5.11 annexed hereto sets forth a list and summary description of all leases or other agreements under which the Seller is the lessee of, or uses or occupies any real property (the "Leases"). All of the Leases, true and complete copies of which have been delivered or made available to the Purchaser, are in effect and the Seller is not in default under or with respect to any of the Leases nor has the Seller received or sent any notice of any default under or with respect to any of the same. No other party to any of the Leases is in material default under or with respect to any of the same.

     5.12  Accounts and Notes Receivable.  All accounts receivable reflected on
           -----------------------------
the Financial Statements, and all accounts receivable arising subsequent to the Balance Sheet Date and prior to the Closing Date, have arisen, or will have arisen at the Closing Date, in the ordinary course of business of the Seller and represent, or will represent, valid obligations due to the Seller.

     5.13  Intellectual Property. Schedule 5.13 annexed hereto sets forth a list
           ---------------------
of all trademarks, service marks and trade names (collectively, "Intellectual Property") that are used to identify the Subject Business or owned by the Seller. Except as set forth on Schedules 5.6 or 5.13, all Intellectual Property is owned outright by Seller, free and clear of any lien or encumbrance and except as so set forth there exist no obligations with respect to any Intellectual Property requiring the Seller to make any payment in respect of its use or otherwise. Except as set forth on Schedule 5.13, the Seller has no notice of any patent, trademark, service mark or trade name of any other person that infringes upon, or is infringed upon by, any of the property set forth on
Schedule 5.13 or notice of any claim of any other person relating to any of the Intellectual Property set forth on Schedule 5.13 or any process or confidential information of the Seller.

     5.14  Broker's or Finder's Fees.  Other than Interstate/Johnson Lane as
           -------------------------
provided under the Premium Purchase Agreement (as defined in Section 8.11 of this Agreement), no agent, broker, person or firm acting on behalf of the Seller is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein.

     5.15  Employee Benefit Plans.  The Seller does not maintain any employee
           ----------------------
benefit plans, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or any bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar fringe or employee benefit plans, programs or arrangements, and any employment or compensation agreements, written or otherwise.

     5.16  Labor Matters.  With respect to the Subject Business, the Seller is
           -------------
currently in compliance in all material respects with all applicable laws, rules and regulations relating to the employment of labor, including those related to wages, hours, collective registrations, and authorizations. Seller has paid or caused to be paid all compensation, including any bonuses and accrued vacation pay, if any, due and payable to its employees through the date hereof and will cause such amounts to be paid through the Closing Date.

     5.17  Tax Matters. All federal, state, foreign, county, local and other tax
           -----------
returns required to be filed by or on behalf of Seller have been timely filed (or if filed late all applicable penalties and interest have been paid) and when filed were true and correct in all material respects, and the taxes shown as due thereon were paid or adequately accrued. True and complete copies of all tax returns or reports filed by or on behalf of Seller for each of its 1994 and 1995 fiscal years have been delivered to Purchaser. Not later than the Closing Date, Seller will deliver to the Purchaser a true and complete copy of the federal income tax return of the Seller to be prepared and filed for its 1996 fiscal year. Seller has duly withheld and paid all taxes which it is required to withhold and pay relating to salaries and other compensation heretofore paid to its respective employees.

     5.18  Disclosure.  No representation or warranty by the Seller in this
           ----------
Agreement, nor any statement, certificate, schedule or exhibit hereto furnished or to be furnished by or on behalf of the Seller pursuant to this Agreement, nor any document or certificate delivered to Purchaser pursuant to this Agreement or in connection with transactions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading. All statements and information contained in any certificate, instrument, schedule or document delivered by or on behalf of the Seller shall be deemed representations and warranties by the Seller.

     5.19  Investment Representation.  Seller represents and warrants to
           -------------------------
Purchaser that Seller is acquiring the Registrable Securities and Non-Registrable Securities to be issued pursuant to this Agreement for investment for Seller's own account, not on behalf of others and not with a view to resell or otherwise distribute such Registrable Securities or Non-Registrable Securities except pursuant to either a valid registration under the Securities Act and applicable state securities laws or a valid exemption from such registration requirements. Seller acknowledges that the Registrable Securities and Non-Registrable Securities have not been registered under the Securities Act, or under any state securities laws and, therefore, cannot be resold unless registered under the Securities Act and applicable state securities laws or unless an exemption from registration is available and, as a result, Seller must bear the risk of an investment in such JFF Stock for an indefinite period of time. The financial condition of Seller is currently adequate to bear the substantial economic risk of an investment in Registrable Securities and Non-Registrable Securities. Seller has sufficient knowledge and experience in investment and business matters to understand the economic risk of such an investment and the risk involved in a commercial enterprise such as Purchaser. Seller is a corporation organized under the laws of the State of Kentucky and all communications and information, written or oral, concerning the Registrable Securities and Non-Registrable Securities and this Agreement have been directed to Seller and have been received only in Kentucky, Georgia or Alabama. Seller has had ample opportunity to obtain and carefully read all of SEC reports and filing concerning Purchaser. Seller has had an opportunity to ask questions of, and receive answers from, officers of Purchaser concerning Purchaser and the Registrable Securities and Non-Registrable Securities and to obtain any additional information which such Shareholder reasonably requested. Seller is an "accredited investor" within the meaning of Regulation D under the Securities Act, and Seller shall deliver to Purchaser such information as Purchaser shall reasonably request to establish Seller's status as an "accredited investor." If Seller declares a dividend to its Shareholders of any of the Registrable Securities and Non-Registrable Securities received by it, Seller shall prior to the delivery of such capital stock of Purchaser to Seller's Shareholders obtain from each such Shareholder and deliver to Purchaser such documentation as Purchaser may reasonably request at such time. Nothing stated herein shall be deemed or construed to modify or reduce the obligations of Purchaser to register the Registrable Shares in accordance with the terms of Section 2.2(iii) hereof.

                                  ARTICLE VI

                Representations and Warranties of the Purchaser
                -----------------------------------------------

     The Purchaser represents and warrants to the Seller the following (both as of the Closing Date and as of the date hereof):

     6.1   Due Incorporation and Qualification.  The Purchaser is a corporation
           -----------------------------------
duly organized, validly existing and in good standing under the laws of its state of incorporation, and has the corporate power to carry on its business as now being conducted and to own or lease its properties and assets as now owned, leased or operated by it. The Purchaser is duly qualified or otherwise authorized as a foreign corporation to transact business and is in good standing in each jurisdiction in which a failure to be so qualified would have a material adverse effect on the business of the Purchaser.

     6.2   Authorization.  The Purchaser has full corporate power and authority
           -------------
under its articles of incorporation and bylaws and, the Board of Directors of Purchaser has taken all necessary corporate action to authorize the Purchaser to execute and deliver this Agreement and to consummate the transactions contemplated hereby and assuming due authorization, execution and delivery of this Agreement by the Seller, this Agreement constitutes the valid and binding obligation of the Purchaser enforceable in accordance with its terms except that such enforcement may be subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and the remedy of specific performance and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

     6.3   Non-Contravention.  Neither the execution and delivery of this
           -----------------
Agreement or the other agreements contemplated hereby nor the consummation of the transactions contemplated hereby does or will violate, conflict with, result in a breach of any provision of, constitute a default under, result in the termination of or permit any third party to terminate (with or without notice, lapse of time or pursuant to any legal or equitable principle) or accelerate the performance required on the part of the Purchaser by the terms of, or accelerate the maturity of or require the prepayment of any indebtedness of the Purchaser under, any judgment, order, decree or agreement or instrument to or by which the Purchaser or any of its assets is subject or bound.

     6.4   Authority of the Purchaser. No consent, authorization or approval of,
           --------------------------
or declaration, filing or registration with, any governmental, administrative or regulatory body, or any consent, authorization or approval of any other third party, is necessary in connection with the Purchaser's purchase of the Purchased Assets contemplated hereby or the consummation of the other transactions contemplated hereby.

     6.5   Litigation.  There are no claims, actions, suits, proceedings or
           ----------
investigations pending or, to the best knowledge of the Purchaser, threatened by or against the Purchaser with respect to the transactions contemplated hereby, at law or in equity or before or by any federal, state, municipal, foreign or other governmental department, commission, board, agency, instrumentality or authority.

     6.6   Broker's or Finder's Fees.  Except for Croft & Bender, LLC, no agent,
           -------------------------
broker, person or firm acting on behalf of Purchaser is, or will be, entitled to any commission or broker's or finder's fees from any of the parties hereto, or from any person controlling, controlled by or under common control with any of the parties hereto, in connection with any of the transactions contemplated herein. The liability of Croft & Bender, LLC, is the liability of, and shall be paid in full by, the Purchaser.

                                  ARTICLE VII

                                   Covenants
                                   ---------

     7.1   Conduct of Business.  Between the date hereof and the Closing Date,
           -------------------
Seller shall conduct the Subject Business in the ordinary course and in such a manner so that the representations and warranties contained in Article V shall continue to be true and correct in all material respects on and as of the Closing Date as if made on and as of the Closing Date. Without limiting the generality of the foregoing, with respect to the Subject Business and the assets used therein Seller shall refrain from:

           (i) incurring any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise), except in the ordinary course of business;

           (ii) permitting any of its assets to be subjected to any mortgage, pledge, lien, security interest, encumbrance, restriction or charge of any kind, except in the ordinary course of business;

           (iii) selling, transferring or otherwise disposing of any assets except in the ordinary course of business;

           (iv) making any capital expenditure or commitment therefor, except in the ordinary course of business;

           (v) increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business, or making any loan to any person;

           (vi) writing off as uncollectible any accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate shall be material to the Seller;

           (vii) granting any increase in the rate of wages, salaries, bonuses or other remuneration of any executive employee or other employees, except in the ordinary course of business;

           (viii) canceling or waiving any claims or rights of substantial value;

           (ix) making any change in any method of accounting or auditing practice;

           (x) otherwise conducting the Subject Business or entering into any transaction with respect thereto, except in the usual and ordinary manner and in the ordinary course of its business; or

           (xi) agreeing, whether or not in writing, to do any of the foregoing.

     The Seller represents and warrants to Purchaser that it has not taken any action prohibited in clauses (i) through (xi) above between the Balance Sheet Date and the date hereof.

     7.2   Preservation of Business.  The Seller shall (consistent with the
           ------------------------
Seller's normal business practices) preserve the Subject Business, and maintain the present suppliers and customers of the Subject Business.

     7.3   Notice of Events.  The Seller shall promptly notify the Purchaser of
           ----------------
(i) any event, condition or circumstance occurring from the date hereof through the Closing Date and known to the Seller that would constitute a violation or breach of this Agreement, or (ii) any event, occurrence, transaction or other item known to the Seller which would have been required to have been disclosed on any schedule or statement delivered hereunder, had such event, occurrence, transaction or item existed on the date hereof, other than items arising in the ordinary course of business which would not render any representation or warranty of the Seller materially misleading.

     7.4   Examinations and Inspections.
           ----------------------------

           (a) Prior to the Closing Date, the Purchaser shall be entitled, through its employees and representatives, including, without limitation, the Purchaser's accountants and legal counsel, to make such inspection of the assets, properties, business and operations of the Subject Business, and such examination of the books, records and financial condition of the Subject Business as the Purchaser reasonably desires. Any such inspection and examination shall be conducted at reasonable times and under reasonable circumstances which do not disrupt the business, properties or assets of the Subject Business and with respect to inspections and examinations relating to the Subject Business and involving the property and assets of third parties, subject to the consent of such third parties and consistent with their policies. In order that the Purchaser may have full opportunity to make such business, accounting and legal review, examination or inspection as it may reasonably desire of the Subject Business, the Seller shall furnish the representatives of the Purchaser during such period with all such information and copies of such documents concerning the affairs of the Seller with respect to the Subject Business as such representatives may reasonably request and cause its officers, employees, agents, accountants and attorneys to cooperate with such representatives in connection with such review and examination.

           (b) Purchaser agrees with respect to any information or documents obtained from the Seller concerning its assets, properties, customers, policies, finances, costs, sales, revenues, rights, obligations, liabilities, strategies, business and operations ("Confidential Information"), that, unless and until the transactions contemplated by this Agreement shall have been consummated, (a) such information is confidential and/or proprietary to Seller and is entitled to and shall receive treatment as such by Purchaser (except to the extent that any such information is readily ascertainable from public or published information, or trade sources), and (b) Purchaser will, and will cause all of its employees, representatives, agents and advisors who have access to any Confidential

Information to, hold in confidence and not disclose or use (except in respect of the transactions contemplated by this Agreement) any such Confidential Information. The Purchaser and the Seller shall also each comply with the restrictions on publicity set forth in Section 12.4 of this Agreement. If the transactions contemplated by this Agreement are not closed all documents and other materials obtained by the Purchaser from the Seller shall be returned.

     7.5   Third Party Consents.  The Seller agrees to obtain, prior to the
           --------------------
Closing Date, such consents and approvals as may be required from parties to material contracts or other agreements with the Seller in order to prevent the Seller or the Purchaser from suffering a material adverse effect as a result of the execution and delivery of this Agreement by the Seller or the consummation of the transactions contemplated by this Agreement. The Purchaser agrees to provide to the Seller such assistance and information as may be required to obtain the consents and approvals referred to above. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement by the Seller to assign, or the Purchaser to assume and agree to pay, perform or otherwise discharge, any material contracts or other agreements included in the Purchased Assets if an attempted assignment or assumption thereof without the consent of a third person thereto would constitute a breach thereof unless and until such consent is obtained.

     7.6   Properties.  The Seller shall maintain all of its properties used in
           ----------
the operation of the Subject Business in customary repair, order and condition, reasonable wear and tear excepted, and will maintain insurance upon all such properties, in such amounts and of such kinds as are comparable to that in effect on the date hereof.

     7.7   Books and Records.  Until the Closing, the Seller shall maintain its
           -----------------
books, accounts and records in connection with the Subject Business in the usual manner on a basis consistent with the prior years.

     7.8   Material Contracts.  The Seller shall refrain from amending,
           ------------------
modifying or consenting to the termination of any material contract or other material agreements to be transferred to the Purchaser or waive any of the Seller's material rights with respect thereto.

     7.9   Vacation Pay and Bonus Accruals.  No vacation pay or bonus accruals
           -------------------------------
will be payable to employees of the Subject Business as of the Closing Date.

                                 ARTICLE VIII

                            Conditions Precedent to
                        Obligation of Purchaser to Close
                        --------------------------------

     The obligation of the Purchaser to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Purchaser only in writing:

     8.1   Representations and Covenants.  The representations and warranties of
           -----------------------------
the Seller contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Seller shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article VII) required by this Agreement to be performed or complied with by the Seller on or prior to the Closing Date.

     8.2   Litigation.  No action, suit or proceeding shall have been instituted
           ----------
before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain or prevent the carrying out of the transactions contemplated by this Agreement or to seek damages in connection with such transactions, that has or could reasonably be expected to have, in the opinion of the attorneys of the Purchaser, a materially adverse effect on the assets, properties, business, operations or financial condition of the Seller.

     8.3   No Material Adverse Change.  Purchaser shall be satisfied in its
           --------------------------
reasonable discretion that since December 31, 1995 there has been no material adverse change in the assets or liabilities, the business or financial condition of the Subject Business.

     8.4   Good Standing Certificates, Etc.  Seller shall have delivered all
           -------------------------------
such certificates, documents or instruments with respect to Seller's corporate existence and authority as Purchaser's counsel may have reasonably requested prior to the Closing Date.

     8.5   Consents.  The Seller shall have obtained and delivered to the
           --------
Purchaser such consents as the Purchaser may have reasonably requested that the Seller obtain in accordance with Section 7.5 hereof, except where the failure to so obtain could not reasonably be expected to have a material adverse effect on the Subject Business.

     8.6   Resolutions.  There shall have been delivered to the Purchaser a copy
           -----------
of the resolutions duly adopted by the board of directors of the Seller, and certified accurate by an executive officer of the Seller as of the Closing Date, authorizing and approving the execution and delivery by the Seller of this Agreement and the consummation by the Seller of the transactions contemplated hereby.

     8.7   Governmental Permits and Approvals.  All permits and approvals from
           ----------------------------------
any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.

     8.8   Officer's Certificate.  There shall have been delivered to the
           ---------------------
Purchaser a certificate of an executive officer of the Seller dated the Closing Date certifying that the representations and warranties of the Seller contained herein are true and correct on and as of the Closing Date.

     8.9   Instruments of Transfer.  The Seller shall have executed and
           -----------------------
delivered to the Purchaser lease assignments, bills of sale and consents and/or waivers dated the Closing Date, transferring to the Purchaser all of the Seller's right, title, and interest in and to the Purchased Assets without representation or warranty by or recourse against the Seller.

     8.10  Opinion of Counsel to the Seller.  The Purchaser shall have received
           --------------------------------
an opinion of counsel to the Seller reasonably satisfactory to the Purchaser, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, substantially to the effect set forth in Exhibit B hereto.

     8.11  Athletic Attic and Premium Sports Transactions.  The transactions
           ----------------------------------------------
contemplated by each of (i) that certain Stock Purchase Agreement (the "Athletic Attic Purchase Agreement"), dated as of December 12, 1996, among Premium Sports, Inc. ("Premium"), Athletic Attic Properties, Inc. ("Athletic Attic") and the shareholders of Athletic Attic, as amended pursuant to that certain Amendment to Stock Purchase Agreement dated as of February 17, 1997 and that certain Second Amendment to Stock Purchase Agreement, dated as of March 17, 1997, and (ii) that certain Stock Purchase Agreement (the "Premium Purchase Agreement"), dated as of the date hereof, among J. Gasser, Premium and Purchaser, shall have been consummated in accordance with the terms of such agreements. The parties agree to cooperate in good faith to close the transactions contemplated by this Agreement, the Athletic Attic Purchase Agreement and the Premium Purchase Agreement, in accordance with the terms of this Agreement and such other agreements.

     8.12  Other Documents.  Seller shall have delivered all other documents,
           ----------------
instruments or writings required to be delivered to Purchaser at or prior to the Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates), documents, instruments or writings as Purchaser may reasonably request.

     8.13  Employees.  Seller shall have provided evidence to Purchaser of its
           ---------
termination of all employees of the Subject Business effective as of the Closing Date and payment of vacation pay and bonus accruals, if any, required to be paid by Seller pursuant to Section 7.9 of this Agreement.

                                  ARTICLE IX

                            Conditions Precedent to
                         Obligation of Seller to Close
                         -----------------------------

     The obligation of the Seller to enter into and complete the Closing is subject to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by the Seller only in writing:

     9.1   Representations and Warranties.  The representations and warranties
           ------------------------------
of the Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date. The Purchaser shall have performed and complied with all covenants and agreements (including, without limitation, those contained in Article VII) required by this Agreement to be performed or complied with by the Purchaser on or prior to the Closing Date.

     9.2   Litigation.  No action, suit or proceeding shall have been instituted
           ----------
before any court or governmental or regulatory body, or instituted or threatened by any governmental or regulatory body, to restrain or prevent the carrying out of the transactions contemplated hereby, or to seek damages in connection with such transactions, that has or could reasonably be expected to have, in the opinion of the attorneys of the Seller, a materially adverse effect on the assets, properties, business, operations or financial condition of the Purchaser.

     9.3   Governmental Permits and Approvals.  All permits and approvals from
           ----------------------------------
any governmental or regulatory body required for the lawful consummation of the Closing shall have been obtained.

     9.4   Resolutions.  There shall have been delivered to the Seller a copy of
           -----------
the resolutions duly adopted by the board of directors of the Purchaser, and certified accurate by an executive officer of the Purchaser as of the Closing Date, authorizing and approving the execution and delivery by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby.

     9.5   Good Standing Certificates, Etc.  Purchaser shall have delivered all
           -------------------------------
such certified resolutions, certificates, documents or instruments with respect to Purchaser's corporate existence and authority as Seller's counsel may have reasonably requested prior to the Closing Date.

     9.6   Consents.  The Seller shall have obtained such consents of third
           --------
parties as Seller may deem necessary to consummate the transaction contemplated herein, such consents to include releases of any and all obligations of Seller or its affiliates to third parties under any contracts or agreements between Seller and such third parties.

     9.7   Officer's Certificate.  There shall have been delivered to the Seller
           ---------------------
a certificate of an executive officer of the Purchaser dated the Closing Date certifying that the representations and warranties of the Purchaser contained herein are true and correct on and as of the Closing Date.

     9.8   Assumption Agreement.  The Purchaser shall have executed and
           --------------------
delivered to the Seller an assumption agreement pursuant to which the Purchaser assumes those obligations relating to the Subject Business contemplated in
Article III.

     9.9   Opinion of Counsel to the Purchaser.  The Seller shall have received
           -----------------------------------
an opinion of counsel to the Purchaser reasonably satisfactory to the Seller, dated the Closing Date, in form and substance reasonably satisfactory to counsel for the Seller substantially to the effect set forth in Exhibit C hereto.

     9.10  Other Documents.  Purchaser shall have delivered all other documents,
           ----------------
instruments or writings required to be delivered to Seller at or prior to the Closing pursuant to this Agreement and such other certificates of authority (including good standing certificates), documents, instruments or writings as Seller may reasonably request.

     9.11  Athletic Attic and Premium Sports Transactions.  The transactions
           ----------------------------------------------
contemplated by each of (i) the Athletic Attic Purchase Agreement, and (ii) the Premium Purchase Agreement, shall have been or will be consummated in accordance with the terms of such agreements contemporaneously with this Agreement.


                                   ARTICLE X

                        Survival of Representations and
                          Warranties; Indemnification
                         -------------------------------

     10.1  By the Seller.  Subject to the terms and conditions of this
           -------------
Article 10, the Seller shall indemnify, defend and hold harmless Purchaser, and its successors and assigns, and directors, officers, employees, and agents (hereinafter "Purchaser's Affiliates") from and against all Claims (as defined below) asserted against, resulting to, imposed upon, or incurred by Purchaser or Purchaser's Affiliates, directly or indirectly, by reason of, arising out of or resulting from:

     (a) the inaccuracy or breach of any representation or warranty of the Seller contained in or made pursuant to this Agreement or any of the Ancillary Instruments (regardless of whether such breach is deemed "material" for purposes of Section 8.1);

     (b) the breach of any covenant of the Seller contained in this Agreement or any of the Ancillary Instruments; or

     (c) any Claim by any person or entity, whether or not identified in this Agreement, that such person has or had any rights with respect to the Purchased Assets.

As used in this Article 10, the term "Claim" shall include (i) all debts, liabilities and obligations; (ii) all losses, damages (including, without limitation, consequential damages), judgments, awards, settlements, costs and expenses (including, without limitation, interest (including prejudgment interest in any litigated matter), penalties, court costs and attorneys fees and expenses (including those incurred to enforce rights under this Article X); and
(iii) all demands, claims, suits, actions, costs of investigation, causes of action, proceedings and assessments, whether or not ultimately determined to be valid.

     10.2  By Purchaser.  Subject to the terms and conditions of this
           ------------
Article X, Purchaser hereby agrees to indemnify, defend and hold harmless the Seller from and against all Claims asserted against, resulting to, imposed upon or incurred by Seller, directly or indirectly, by reason of, arising out of or resulting from (a) the inaccuracy or breach of any representation or warranty of Purchaser contained in or made pursuant to this Agreement or any of the Ancillary Instruments (regardless of whether such breach is deemed "material" for purposes of Section 9.1), (b) the breach of any covenant or agreement of Purchaser contained in this Agreement or any of the Ancillary Instruments, or
(c) any and all claims for brokerage commissions or finders fees incurred by Purchaser in connection with the execution of this Agreement or the consummation of the transactions contemplated hereby.

     10.3  Survival Period of Representations and Warranties and Other Matters.
           -------------------------------------------------------------------

           10.3(a) For indemnification purposes only, the representations and warranties covered in this Agreement will survive for a period of eighteen (18) months immediately following the Closing Date; provided, however that the representations and warranties as to tax matters, including those in Section 5.17, shall survive for the period of time equal to the applicable statute of limitations in respect of Claims related thereto. Any Claim for indemnification for breach of a representation or warranty must be instituted prior to the expiration of the representation and warranty survival period as specified in this Section 10.3.

           10.3(b) The maximum liability of Seller for any and all Claims under this Article X shall be in an amount equal to $3,000,000 plus the value of the inventory of the Seller as of the Closing Date. Seller shall have no liability under this Article X unless the aggregate amount of the damages and losses to the Purchaser exceeds ten thousand dollars ($10,000) (the "Threshold"), and thereafter Seller shall be required to pay all Claims hereunder, including those Claims aggregating the initial ten thousand dollars ($10,000) in claims. It is agreed that as to liability for any Claims under this Agreement, Seller may satisfy any such Claims by means of a return to Purchaser of such number of shares of Registrable Securities of Purchaser received by the Gassers or Seller under this Agreement as is equal in value to the amount of the applicable Claim(s), based on the value at which such capital stock was issued to Seller under this Agreement.

     10.4  Indemnification of Third-Party Claims.  The obligations and
           -------------------------------------
liabilities of any party to indemnify any other under this Article X with respect to a Claim relating to or arising from a Claim relating to third parties (a "Third Party Claim") shall be subject to the following terms and conditions:

           10.4(a)  Notice and Defense.  The party or parties to be indemnified
                    ------------------
(whether one or more, the "Indemnified Party") will give the party from whom indemnification is sought (the "Indemnifying Party") prompt written notice of any such Claim, and the Indemnifying Party may undertake the defense thereof by representatives chosen by it. Failure to give notice shall not affect the Indemnifying Party's duty or obligations under this Article X, except to the extent the Indemnifying Party is prejudiced thereby. If the Indemnifying Party undertakes the defense of a Third Party Claim, then the Indemnifying Party shall be deemed to accept that it has an indemnification obligation under this Article X with respect to such Third Party Claim, unless it shall in writing reserve the right to contest its obligation to provide indemnity with respect to such Third Party Claim. So long as the Indemnifying Party is defending any such Third Party Claim actively and in good faith, the Indemnified Party shall not settle such Claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such Claim, and shall in other respects give reasonable cooperation in such defense.

           10.4(b)      Failure to Defend.  If the Indemnifying Party, within
                        -----------------
thirty (30) days after notice of any such Claim, fails to dispute the obligation of the Indemnifying Party with respect to such Claim and fails to defend such Claim actively and in good faith, then the Indemnified Party will (upon written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Claim or consent to the entry of a judgment with respect to such Claim, on behalf of and for the account and risk of the Indemnifying Party, and the Indemnifying Party shall thereafter have no right to challenge the Indemnified Party's defense, compromise, settlement or consent to judgment therein.

           10.4(c)  Indemnified Party's Rights.  Anything in this Section 10.4
                    --------------------------
to the contrary notwithstanding, (i) if there is a reasonable probability that a Claim may materially and adversely affect the Indemnified Party other than as a result of money damages or other money payments, the Indemnified Party shall have the right to defend, compromise or settle such Claim, and (ii) the Indemnifying Party shall not, without the written consent of the Indemnified Party, settle or compromise any Claim or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such Claim.

     10.5  Payment.  The Indemnifying Party shall promptly pay the
           -------
Indemnified Party any amount due under this Article X, which payment may be accomplished in whole or in part, at the option of the Indemnified Party, by the

Indemnified Party setting off any amount owed (whether arising hereunder or otherwise) to the Indemnifying Party by the Indemnified Party. To the extent set off is made by an Indemnified Party in satisfaction or partial satisfaction of an indemnity obligation under this Article X that is disputed by the Indemnifying Party, upon a subsequent determination by final judgment not subject to appeal that all or a portion of such indemnity obligation was not owed to the Indemnified Party, the Indemnified Party shall pay the Indemnifying Party the amount which was set off and not owed together with interest from the date of set off until the date of such payment at an annual rate equal to the average annual rate in effect as of the date of the set off, on those three maturities of United States Treasury obligations having a remaining life, as of such date, closest to the period from the date of the set off to the date of such judgment. Upon judgment, determination, settlement or compromise of any Third Party Claim, the Indemnifying Party shall pay promptly on behalf of the Indemnified Party, and/or to the Indemnified Party in reimbursement of any amount theretofore required to be paid by it, the amount so determined by judgment, determination, settlement or compromise and all other Claims of the Indemnified Party with respect thereto, unless in the case of a judgment an appeal is made from the judgment. If the Indemnifying Party desires to appeal from an adverse judgment, then the Indemnifying Party shall post and pay the cost of the security or bond to stay execution of the judgment pending appeal. Upon the payment in full by the Indemnifying Party of such amounts, the Indemnifying Party shall succeed to the rights of such Indemnified Party, to the extent not waived in settlement, against the third party who made such Third Party Claim.

     10.6  No Waiver.  The closing of the transactions contemplated by this
           ---------
Agreement shall not constitute a waiver by any party of its rights to Indemnification hereunder, regardless of whether the party seeking Indemnification has knowledge of the breach, violation or failure of condition constituting the basis of the Claim at or before the Closing.

     10.7  Adjustment of Liability.  In the event an Indemnifying Party is
           -----------------------
required to make any payment under this Article X in respect of any damages, liability, obligation, loss, claim, or other amount indemnified hereunder, such Indemnifying Party shall pay the Indemnified Party an amount (the "Adjusted Amount") which is equal to the sum of (i) the amount of such damages, liability, obligation, loss, claim or other amount, minus (ii) the amount of any insurance proceeds the Indemnified Party actually receives with respect thereto, minus
(iii) any third party payments actually received by the Indemnified Party with respect to such damages, liability, obligation, loss, claim or other amount after demand or notice to such third party from the Indemnifying Party (with the consent of the Indemnified Party which will not be unreasonably withheld), plus
(iv) the amount of the Net Tax Liability. "Net Tax Liability" shall be equal to the amount, if any, by which, the sum of all federal, state, and local taxes, if any, required to be paid by such Indemnified Party in respect of the receipt or accrual of the Adjusted Amount exceeds the sum of (a) the value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnified Party in the same year in which the taxes in respect of the receipt or accrual by such Indemnified Party of the Adjusted Amount would be payable and (b) the net present value of any reduction in taxes of such Indemnified Party by reason of deductions, credits or allowances in respect of the payment or accrual of the damages, liability, obligation, loss, claim or other amount included in clause (i) above recognized by such Indemnified Party in years thereafter. The net present value of any such reduction in taxes shall be determined by discounting the amount of such reduction in taxes semi-annually from the date such tax saving is recognized or reasonably expected to be recognized (which shall be deemed to be the date the applicable tax return on which such tax saving would be properly reflected is due, without extensions) to the date of payment of the applicable indemnity by such Indemnifying Party, applying a discount factor equal to the interest rate on federal income tax deficiencies in effect at the time of such adjustment. For purposes of determining the amount of any taxes required to be paid and any tax savings recognized or reasonably expected to be recognized by such Indemnified Party hereunder, it shall be assumed that such Indemnified Party is subject to tax in each applicable taxing jurisdiction at the highest applicable marginal rate then in effect in such jurisdiction.


                                  ARTICLE XI

                            Termination of Agreement
                            ------------------------

     11.1  Termination.  This Agreement may be terminated prior to the Closing
           -----------
as follows:

           (a) at the election of the Seller, if any one or more of the conditions to the obligations of the Seller to close has not been fulfilled as of the Closing Date, or if the Purchaser has materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other papers delivered pursuant to this Agreement;

           (b) at the election of the Purchaser, if any one or more of the conditions to its obligations to close has not been fulfilled as of the Closing Date, or if the Seller has materially breached any representation, warranty, covenant or agreement contained in this Agreement or in any document or other papers delivered pursuant to this Agreement;

           (c) at the election of the Seller or the Purchaser, if any legal proceeding is commenced or threatened by any governmental regulatory body or other person directed against the consummation of the Closing or any other transaction contemplated under this Agreement and either the Seller or the Purchaser, as the case may be, reasonably and in good faith deem it impractical or inadvisable to proceed in view of such legal proceeding or threat thereof;

           (d) at any time on or prior to the Closing Date, by mutual written consent of the parties hereto; or

           (e) at any time after March 31, 1997 at the election of the Seller on the one hand, or the Purchaser on the other hand.

     11.2  Post-Termination Obligations.  If this Agreement is terminated
           ----------------------------
pursuant to Section 11.1, this Agreement shall become void and of no further force and effect, except for Section 12.4 (relating to publicity) and Section
12.9 (relating to expenses), and none of the parties hereto shall have any liability in respect of such termination except that any party shall be liable to the extent that failure to satisfy the conditions of Article II, VII, VIII or IX results from the intentional or willful violation of the representations, warranties, covenants or agreements of such party under this Agreement.


                                  ARTICLE XII

                                 Miscellaneous
                                 -------------

     12.1  Closing of the Athletic Attic and Premium Transactions.  Purchaser
           ------------------------------------------------------
and Seller acknowledge and agree that it is the intent of the parties hereto that the Closing of the purchase and sale of the Purchased Assets be consummated simultaneously with the closing of the transactions contemplated by the Athletic Attic Purchase Agreement and the Premium Purchase Agreement. Accordingly, the parties hereto agree that unless and until the transactions contemplated by both the Premium Purchase Agreement and the Athletic Asset Purchase Agreement are consummated as provided thereunder, the Closing of the transactions contemplated by this Agreement shall not be deemed finally closed and consummated until the parties hereto are satisfied that the Athletic Attic Purchase Agreement and the Premium Purchase Agreement transactions have been consummated.

     12.2  Compliance with Bulk Transfer Laws.  Purchaser and Seller agree to
           ----------------------------------
waive compliance with any applicable bulk transfer laws; provided, however, that Seller hereby agrees to indemnify Purchaser for any liabilities incurred by Purchaser as a result of such noncompliance.

     12.3  Further Assurances.  From time to time, at the request of Purchaser
           ------------------
and without further consideration, the Seller will execute and deliver to Purchaser such documents and take such other action as Purchaser may reasonably request in order to consummate more effectively the transactions contemplated hereby.

     12.4  Announcements.  Prior to Closing, except as otherwise required by
           -------------
law, none of the parties hereto shall issue any press release, place any advertisements or tombstones, or make any other public statement, in each case relating to or in connection with or arising out of this Agreement or the matters contained herein, without obtaining prior approval of all parties hereto as to the contents and manner of presentation and publication thereof, which approval shall not be unreasonably withheld or delayed. Following Closing, the parties hereto shall not be bound by the foregoing restrictions of this Section 12.8, provided that any obligations of confidentiality shall survive for the period otherwise applicable thereto.

     12.5  Assignment; Parties in Interest.  Except as expressly provided
           -------------------------------
herein, the rights and obligations of a party hereunder may not be assigned, transferred or encumbered without the prior written consent of the other parties. The Purchaser may assign its rights and obligations hereunder to any direct or indirect wholly-owned subsidiary for purposes of consummating the transactions contemplated herein. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the respective successors and permitted assigns of the parties hereto. Nothing contained herein shall be deemed to confer upon any other person or entity any right or remedy under or by reason of this Agreement.

     12.6  Law Governing Agreement.  This Agreement may not be modified or
           -----------------------
terminated orally, and shall be construed and interpreted according to the internal laws of the State of Georgia excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

     12.7  Amendment and Modification.  Purchaser and the Seller may amend,
           --------------------------
modify and supplement this Agreement in such manner as may be agreed upon in writing between Purchaser and the Seller.

     12.8  Notice.  All notices, requests, demands and other communications
           ------
hereunder shall be given in writing and shall be: (a) personally delivered; (b) sent by telecopier, facsimile transmission or other electronic means of transmitting written documents; or (c) sent to the parties at their respective addresses indicated herein by registered or certified U.S. mail, return receipt requested and postage prepaid, or by private overnight mail courier service. The respective addresses to be used for all such notices, demands or requests are as follows:

           (a)     If to the Purchaser, to:

                   Just for Feet, Inc.
                   153 Cahaba Valley Parkway North
                   Pelham, Alabama 35124
                   Attention:  Chairman
                   Facsimile: (205) 403-8163

                   with a copy to:

                   Smith, Gambrell & Russell, LLP
                   3343 Peachtree Road
                   Suite 1800
                   Atlanta, Georgia  30326
                   Attention: Arthur Jay Schwartz, Esq.
                   Facsimile: (404) 264-2652

           (b)     If to the Seller, to:

                   Owensboro Investment Company, Inc.
                   c/o 100 Emerald Lane
                   Madison, Alabama 35758
                   Attention:  John Gasser
                   Facsimile: (205) 461-0466

                   with a copy to:

                   Morris, Manning & Martin, LLP
                   3343 Peachtree Road
                   Suite 1600
                   Atlanta, Georgia 30326
                   Attention: Oby T. Brewer, III, Esq.
                   Facsimile: (404) 365-9532

     If personally delivered, such communication shall be deemed delivered upon actual receipt; if electronically transmitted pursuant to this paragraph, such communication shall be deemed delivered the next business day after transmission (and sender shall bear the burden of proof of delivery); if sent by overnight courier pursuant to this paragraph, such communication shall be deemed delivered upon receipt; and if sent by U.S. mail pursuant to this paragraph, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service, or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal. Any party to this Agreement may change its address for the purposes of this Agreement by giving notice thereof in accordance with this Section 12.8.

     12.9  Expenses.  Regardless of whether or not the transactions contemplated
           --------
hereby are consummated:

           (a) Expenses to be Paid by the Seller.  The Seller agrees to pay, and
               ---------------------------------
to indemnify, defend and hold Purchaser harmless from and against, each of the following: (i) any sales, use or excise tax imposed with respect to the sale to the Purchaser of the Purchased Assets, and any interest or penalties related thereto; and (ii) all legal fees and expenses related to legal fees, of the Seller attributable to or incurred in connection with or preparation for the transactions contemplated hereby.

           (b) Costs of Litigation.  The parties agree that the prevailing party
               -------------------
in any action brought with respect to or to enforce any right or remedy under this Agreement shall be entitled to recover from the other party or parties all reasonable costs and expenses of any nature whatsoever incurred by the prevailing party in connection with such action, including without limitation attorneys' fees and prejudgment interest.

           (c) Other.  Each of the parties shall bear its own expenses and the
               -----
expenses of its other agents in connection with the transactions contemplated hereby.

     12.10 Entire Agreement.  This Agreement, including the Schedules attached
           ----------------
hereto which are incorporated herein by reference and made a part hereof, embody the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there have been and are no agreements, representations or warranties between the parties other than those set forth or provided for herein.

     12.11 Counterparts.  This Agreement may be executed in one or more
           ------------
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.12 Headings.  The table of contents and article and section herein are
           --------
for convenience of reference only, do not constitute a part of this Agreement, and shall not be deemed to limit or affect any of the provisions hereof.



                         [SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement under seal as of the date first above written.

                                    "PURCHASER"

                                    JUST FOR FEET, INC.


                                    By:________________________________
                                       Name:___________________________
                                       Title: _________________________

[CORPORATE SEAL]

                                    "SELLER"

                                    OWENSBORO INVESTMENT COMPANY, INC.


                                    By:________________________________
                                       Name:___________________________
                                       Title: _________________________

[CORPORATE SEAL]

                                 SCHEDULE 1.1

                               PURCHASED ASSETS


1. All of the following assets and property rights of the Seller used or useful in connection with the Subject Business:

         a. All personal property, equipment, inventory, supplies, furniture and fixtures, materials, and leasehold improvements owned by the Seller, including, if applicable, typewriters, computers, computer
                                 -------------
              software programs and manuals, waste baskets, coffee machine and supplies, flip charts, credenzas, coffee tables, rolling carts, overhead projector equipment, telephone equipment, podiums, printers, computer peripherals, copiers, calculators, desks chairs, bookcases, microwave, shelving, refrigerator, kitchenette, security alarm system, steno chair, cabinets, filing cabinets, office supplies (pens, paper, pencils, paper clips, rubber bands, etc.), plants, all signage, clocks, postage, artwork, stationery, diskettes, manuals and books, used exclusively at or located at the aforementioned office location.

         b. All of the Seller's right, title and interest in, to and under the following contracts and commitments:

              (i) Any and all white and yellow page telephone references and advertisements relating to the Subject Business.

              (ii)  Lease Agreements and Franchise Agreements referenced in
                    Schedule 5.3.

              (iii) Any and all equipment leases for equipment used in the
                    Subject Business.

         c. Any security deposit or prepaid lease deposit relating to any of the contracts and commitments listed in item 1.b. above.

         d. Books and records pertaining exclusively to the Subject Business (excluding the Seller's corporate minute book); provided, however, that the Seller shall have the right to retain copies of the same for its records.

         e. All customer lists, mailing lists and records, supplier/vendor lists and purchase orders of the Seller that relate exclusively to the Subject Business.

         f. All accounts receivable of the Seller that relate exclusively to the Subject Business.

         g.   All of the Seller's inventory used or useful in the Subject
              Business.

2.   The following assets, which are located at Jefferson Mall in Louisville,
Kentucky:

Quantity

     3    Nike mannequin
     2    Nike shoe floor display
     1    Airwalk shoe display
     1    6-112 foot chair
     19   Chrome round rack
     3    Nike 4-way rack
     26   Black grill display rack
     6    4-way chrome rack
     22   Folding chairs
     1    Wooden block jean display
     2    Pop Shot basketball machine
     6    Tables
     1    Impulse sign machine
     2    Casio CE-4200 cash register
     2    Verifone Printer 900
     2    Accelarm credit card machine
     3    Glass showcase
     1    Glass block display assembly
     2    Aluminum ladder
     2    4-drawer file cabinet
     1    File cabinet 2-drawer
     1    Office desk and chair
     1    Sharp UX-3200 phone fax
     1    Clocks Inc. time clock
     10   2-way radios and chargers
     1    Sharp 3F-7370 copier
     1    Combination safe
     2    Straight rack
     1    Eureka vacuum cleaner
     1    2-Wheel truck

3. The following assets, which are located at Store No. A-8 at Towne Mall in Elizabethtown, Kentucky:

Quantity

      6   Chrome round display rack
      2   Nike 4-way display rack
     15   Black grill display racks
      2   4-way clothing display rack
     20   Folding chairs
      7   Tables
      1   Glass squares display assembly
      1   Lighted glass showcase
      2   2-way display rack
      2   Nike shoe floor display
      1   Refrigerator - Hot Point
      1   Aluminum ladder
      1   Copy machine Mita DC 1455
      2   Sanyo ECR 580
      1   Verifone Printer 900
      1   Access credit card machine
      1   Lathem time clock
      1   Impulse sign printer
      4   Motorola P50 mobile radios
      4   Chargers for radios
      1   Office desk and chair
      4   Straight rack
      1   Kenmore vacuum cleaner
      1   Combination safe

                                 SCHEDULE 1.2

                          ADDITIONAL EXCLUDED ASSETS

There are no other excluded assets.

                                 SCHEDULE 5.3

                                 NO VIOLATION

The consummation of the transaction contemplated by this Agreement requires the prior written approval of the following:

1. JEFFERSON MALL COMPANY -- Lessor consent is required for assignment of the lease for Seller's store in the Jefferson Mall ("Jefferson Mall Store").

2. TOWNE MALL PARTNERS -- Lessor consent is required for assignment of the lease for Seller's store in the Towne Mall in Elizabethtown, Kentucky ("Elizabethtown Store").

3. ATHLETIC ATTIC MARKETING, INC.--Seller's franchise agreements with Athletic Attic Marketing, Inc. (AAMI) requires AAMI's prior written approval. Additionally, Seller is obligated to deliver any bona fide offer from a third party to AAMI and AAMI has 35 days from receipt of such bona fide offer to match the bona fide offer. Purchaser has requested Seller not to obtain AAMI's consent for the transaction contemplated by this Agreement.

                                 SCHEDULE 5.4

                             FINANCIAL STATEMENTS

The unaudited consolidated balance sheet of Seller dated December 31, 1996, together with the unaudited statement of earnings for the fiscal year ending December 31, 1996 is attached.

                                 SCHEDULE 5.10

                         MATERIAL CONTRACTS OF SELLER

LEASE AGREEMENTS REFERENCED IN SCHEDULE 5.3.

FRANCHISE AGREEMENTS REFERENCED IN SCHEDULE 5.3.

OUTDOOR SYSTEM ADVERTISING AGREEMENT

Seller (d/b/a Athletic Attic) entered into an Agreement commencing on November 16, 1996 and continuing until November 15, 1998. The cost of the billboard is $840 per month.

BENEFITS

Seller pays the following monthly premiums for health insurance coverage for Seller's employees indicated below:

--------------------------------------------------------------------------------
                 EMPLOYEE                          MONTHLY PREMIUM
--------------------------------------------------------------------------------
        Steve and Susan Gasser                          $394.48
--------------------------------------------------------------------------------
        Jason and Kelly Gasser                          $173.89
--------------------------------------------------------------------------------
        Lyndsay Gasser                                  $111.63
--------------------------------------------------------------------------------
        Courtney Gasser                                 $111.63
--------------------------------------------------------------------------------
        Margaret Crutcher                               $139.83
--------------------------------------------------------------------------------

                                 SCHEDULE 5.11

                           REAL PROPERTY AND LEASES

LEASE AGREEMENTS

Seller provided Purchaser prior to Closing the following lease agreements entered into by Seller:

1. JEFFERSON MALL STORE - Lease Agreement dated April 20, 1995 with Jefferson Mall Company.

2. ELIZABETHTOWN STORE - Lease Agreement dated June 17, 1994 with Towne Mall Partners.


FRANCHISE AGREEMENTS

1. JEFFERSON MALL STORE - The Gassers have been operating an "Athletic Attic" franchise pursuant to the attached un-executed franchise agreement and the attached Monthly Store Owners' Monthly Franchise Fee Modification Agreement dated January 1, 1985 as amended by amendment dated December 1, 1988 that has been provided by Seller to Purchaser.

2. ELIZABETHTOWN STORE - Franchise Agreement entered into by John Gasser, Steve Gasser, and James J. Carnes on July 31, 1985 as amended by an amendment dated December 1, 1988.

                                 SCHEDULE 5.13

                             INTELLECTUAL PROPERTY

"Athletic Attic" is licensed by Seller for use in the Subject Business according to the terms of the franchise agreements referenced in Schedule 5.11.